CUSIP No. 913016 30 9                                          Page 1 of 6 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1

                  United Surgical Partners International, Inc.
       -----------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
       -----------------------------------------------------------------
                         (Title of Class of Securities)

                                   913016 30 9
       -----------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
       -----------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

--------

         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 913016 30 9                                          Page 2 of 6 Pages


1)   Name of Reporting Person                Welsh, Carson,
     I.R.S. Identification                   Anderson & Stowe
     No. of Above Person                       VII,  L.P.
     (Entities Only)

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)   Sole Voting     4,164,810 shares
Shares Beneficially                  Power           of Common Stock
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)   Shared Voting
                                     Power                  -0-

                                ------------------------------------------------
                                7)   Sole Disposi-   4,164,810 shares of
                                     tive Power      Common Stock

                                ------------------------------------------------
                                8)   Shared Dis-
                                     positive Power         -0-

                                ------------------------------------------------

9)   Aggregate Amount Beneficially                   4,164,810 shares of
     Owned by Each Reporting Person                  Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        15.4%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                  PN

CUSIP No. 913016 30 9                                          Page 3 of 6 Pages


1)   Name of Reporting Person                WCAS Capital
     I.R.S. Identification                   Partners III, L.P.
     No. of Above Person
     (Entities Only)

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)   Sole Voting     286,000 shares
Shares Beneficially                  Power           of Common Stock
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)   Shared Voting
                                     Power                  -0-

                                ------------------------------------------------
                                7)   Sole Disposi-   286,000 shares of
                                     tive Power      Common Stock

                                ------------------------------------------------
                                8)   Shared Dis-
                                     positive Power         -0-

                                ------------------------------------------------

9)   Aggregate Amount Beneficially                   286,000 shares of
     Owned by Each Reporting Person                  Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        1.1%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                  PN

CUSIP No. 913016 30 9                                          Page 4 of 6 Pages


1)   Name of Reporting Person                WCAS Healthcare
     I.R.S. Identification                   Partners, L.P.
     No. of Above Person
     (Entities Only)

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization

--------------------------------------------------------------------------------
Number of                       5)   Sole Voting     120,152 shares
Shares Beneficially                  Power           of Common Stock
Owned by Each
Reporting Person
With:                           ------------------------------------------------
                                6)   Shared Voting
                                     Power                  -0-

                                ------------------------------------------------
                                7)   Sole Disposi-   120,152 shares of
                                     tive Power      Common Stock

                                ------------------------------------------------
                                8)   Shared Dis-
                                     positive Power         -0-

                                ------------------------------------------------

9)   Aggregate Amount Beneficially                   120,152 shares of
     Owned by Each Reporting Person                  Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        0.4%
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                                  PN

CUSIP No. 913016 30 9                                          Page 5 of 6 Pages



                        AMENDMENT NO. 1 TO SCHEDULE 13G
                        -------------------------------

          Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on January 22, 2002 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -          Ownership.

                  (a)  Amount Beneficially Owned:

                  WCAS VII: 4,164,810 shares of Common Stock
                  WCAS CP III: 286,000 shares of Common Stock
                  WCAS HP: 120,152 shares of Common Stock

                  (b)  Percent of Class:

                  WCAS VII: 15.4%
                  WCAS CP III: 1.1%
                  WCAS HP: 0.4%

                  (c)  Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote:

                  WCAS VII: 4,164,810 shares of Common Stock
                  WCAS CP III: 286,000 shares of Common Stock
                  WCAS HP: 120,152 shares of Common Stock

                  (ii)  shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:

                  WCAS VII: 4,164,810 shares of Common Stock
                  WCAS CP III: 286,000 shares of Common Stock
                  WCAS HP: 120,152 shares of Common Stock

                  (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 913016 30 9                                          Page 6 of 6 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                               By:  WCAS VII Partners, L.P., General
                               Partner


                               By    /s/ Jonathan M. Rather
                                 --------------------------------------
                                     General Partner

                               WCAS CAPITAL PARTNERS III, L.P.
                               By:  WCAS CP III Associates, L.L.C., General
                                     Partner


                               By   /s/ Jonathan M. Rather
                                 --------------------------------------
                                     Managing Member


                               WCAS HEALTHCARE PARTNERS, L.P.
                               By:  WCAS HP Partners, General Partner


                               By   /s/ Jonathan M. Rather
                                 --------------------------------------
                                     Attorney-in-Fact


Date: January 21, 2003